Exhibit 10.5

$200,000.00	April 11, 2002 Durham, North Carolina

PROMISSORY NOTE

FOR VALUE RECEIVED, Richard Katz, an individual residing in Chapel Hill, North Carolina (the “Maker”), hereby promises to pay to the order of ICAgen, Inc., a Delaware corporation (the “Holder”), at 4222 Emperor Blvd., Durham, North Carolina 27703, or at such other place as the Holder of this Note may designate from time to time, the principal amount of TWO HUNDRED THOUSAND AND NO/100 DOLLARS ($200,000.00) with interest from the date hereof at the rate of four point five two percent (4.52%) per annum on the unpaid balance until paid or until default, both principal and interest payable in lawful money of the United States of America.

Payment Date. The principal and interest shall be payable in five annual installments consisting of (a) $40,000 in payment of principal plus (b) accrued interest, commencing on April 23, 2002 and thereafter on April 23, 2003, April 23, 2004, April 23, 2005 and April 23, 2006 (each an “Annual Payment Date”); provided, however, that if Maker is actively employed by the Holder on the applicable Annual Payment Date or is receiving severance pay as described in the Holder’s offer of employment letter to Maker, dated February 28, 2001, then the payment due on such Annual Payment Date shall not be due and payable and the amount of such payment shall be subtracted from the amount due under this Note. Each installment shall be applied first to the payment of interest then accrued and due on the unpaid principal balance, with the remainder applied to the unpaid principal.

Prepayment. At the option of the Maker, this Note may be prepaid, in whole or in part, without penalty or premium.

Security. As an inducement for Holder to accept from Maker this Note and as collateral security for the payment of any and all indebtedness and liabilities whatsoever of Maker to Holder evidenced by this Note, Maker shall cause to be delivered to Holder a Guaranty in the form attached hereto as Exhibit A.

Events of Default. Notwithstanding anything contained herein to the contrary, the Holder may accelerate and demand payment of the entire outstanding principal amount of this Note plus accrued interest and costs (if any) upon the occurrence of any of the following events (an “Event of Default”):

a.	if the Maker defaults in the payment of any amounts due under this Note and such default is not cured within fifteen (15) days after receipt of written notice thereof;

b.	if the Maker ceases to be an employee of the Holder for any reason and the Maker is no longer receiving severance pay as described in the Holder’s offer of employment letter to Maker, dated February 28, 2001;

c.	if the Maker files a petition in bankruptcy or for an arrangement or reorganization pursuant to the Federal Bankruptcy Act or any similar law, federal or state, or if, by decree of a court of competent jurisdiction the Maker is ordered bankrupt, or be declared insolvent, or makes an assignment for the benefit of creditors, or admits in writing his inability to pay his debts generally as they become due, and the Holder, acting in good faith, determines that any such action adversely affects the Maker’s ability to pay the amounts due hereunder as the same become due; or

Upon the occurrence of any Event of Default, and the passage of any applicable cure period, the Holder shall have the unconditional right to declare the entire principal amount of this Note, all accrued interest and any other costs, expenses, charges, or other sums incurred by the Holder which it is entitled to recover in collecting or enforcing this Note, immediately due and payable.

The rights and remedies of the Holder as provided in this Note and any instruments securing this Note shall be cumulative and may be pursued singly, successively, or together against any other funds, property or security held by the holder for payment or security, in the sole discretion of the Holder. The failure to exercise any such right or remedy shall not be a waiver or release of such rights or remedies or the right to exercise any of them at another time.

Collections. In case the Maker shall default and this Note is collected by or through an attorney, the Holder shall be entitled to recover to the extent permitted by applicable law, in addition to the then outstanding principal amount together with accrued interest, costs of collection and attorneys’ fees actually incurred based upon the time devoted to the matter at customary hourly rates.

Waivers. All parties to this Note, including endorsers, sureties, and guarantors, if any, hereby waive presentment for payment, demand, protest, notice of nonpayment or dishonor and of protest, and any and all other notices and demands whatsoever, and any and all defenses on the grounds of any extension of time for payment which may be granted by the Holder of this Note, or failure to assert any legal right available to the Holder of this Note, and agree to remain bound until the principal and interest, if any, is paid in full.

Successors and Assigns. The respective rights, duties and obligations of the Maker, and the Holder shall inure to their respective heirs, executors, administrators, successors, and assigns, provided that the rights and obligations of the Maker pursuant to this Note may not be assigned without the prior written consent of the Holder.

Governing Law. This Note shall be construed in accordance with, and governed by the laws of the State of North Carolina.

Notices. All directions, notices, and other communications by or from the Holder to or upon the Maker shall be in writing and shall be deemed to have been duly made, delivered, and received when personally delivered or when sent by certified mail, postage prepaid, addresses to the Maker at 209 Sierra Drive, Chapel Hill, NC 27514 or at such other address as the Maker may specify by notice to the Holder at the address set forth above or at such other place as the Holder may direct by notice to the Maker.

IN WITNESS WHEREOF, the undersigned has caused this Note to be executed by a duly-authorized officer and its corporate seal affixed hereto, as of the day and year first above written.

By:	/s/ RICHARD KATZ

Richard Katz

EXHIBIT A

GUARANTY AGREEMENT

This GUARANTY AGREEMENT is given as of                 , 200     by                      (“Guarantor”) for the benefit of ICAgen, Inc., a Delaware corporation ( the “Company”).

1. As an inducement for the Company to extend financing to                  (“Maker”), Guarantor hereby guarantees the performance of all obligations of Maker under the Promissory Note of even date herewith by Maker in favor of the Company in the original principal amount of [$             ]. Guarantor agrees that the time or place of payment of any debts or performance of any obligations of Maker may be changed or extended in whole or in part, to a time certain or otherwise, and may be renewed or accelerated, in whole or in part; that Maker may be granted indulgences generally; that any of the provisions of the Promissory Note or other instrument evidencing the Promissory Note or any security therefor may be modified or waived; that any collateral security that is now or hereafter may be held by the Company for the obligations of Maker may be exchanged, released or surrendered; that any party liable for the payment or performance thereof (including but not limited to any co-guarantor) may be granted indulgences or released; all without notice to or further assent by such Guarantor, who shall remain bound hereon, notwithstanding any such exchange, compromise, surrender, extension, renewal, acceleration, modification, indulgence or release.

2. Guarantor expressly waives: (a) notice of acceptance of this Guaranty and of all extensions of credit to Maker; (b) presentment and demand for payment of any of the debts of Maker; (c) protest and notice of dishonor or of default to such Guarantor or to any other party with respect to any of the debts or obligations of Maker or with respect to any security therefor; (d) all other notices to which such Guarantor might otherwise be entitled; and (e) demand for payment under this Guaranty.

3. This is a guaranty of payment, and not of collection. The liability of Guarantor on this Guaranty shall be unconditional.

4. Notwithstanding any contrary provisions of this Guaranty, the obligation and liability of Guarantor shall be in the nature of guaranty, and shall be payable immediately upon default by Maker under the Promissory Note without recourse first having been had by the Company against Maker, any other guarantor, co-guarantor or endorser or any other person, firm or corporation, or against any property. Guarantor hereby waives the benefits of all provisions of law for stay or delay of execution or sale of property or other satisfaction of judgment against such Guarantor on account of any obligation and liability hereunder until judgment be obtained therefor against Maker and execution thereon returned unsatisfied, or until it is shown that Maker has no property available for the satisfaction of the indebtedness, obligation and liability guaranteed hereby, or until any other proceedings can be had, it being the intent of the parties that this be a guaranty of payment and not of collection. Guarantor hereby waives the benefits of all provisions of law permitting or providing for discharge of the liability and obligation of such Guarantor under this Guaranty based on the Company’s action or failure to act with respect to enforcement of the obligations and liability guaranteed hereby against Maker. Without limiting the generality of the foregoing, Guarantor hereby specifically waives the benefits of N.C. General Statutes Sections 26-7 through 26-9, inclusive.

5. The liability of Guarantor hereunder shall be reinstated and revived and the rights of the Company shall continue if and to the extent that for any reason any payment by or on behalf of Maker or any Guarantor is rescinded or otherwise must be restored by the Company, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

6. Guarantor agrees that he shall have no rights of subrogation, reimbursement or contribution whatsoever against Maker, nor any right of recourse to security for the Maker’s obligations under the Promissory Note. Guarantor waives and renounces any and all rights that he has or may have, now or in the future, against Maker for amounts paid under this Agreement. This waiver is intended expressly to prevent the existence of any claim (as defined in the U.S. Bankruptcy Code) in respect of such rights by Guarantor against Maker and to prevent such Guarantor from being a creditor of Maker due to such rights.

7. If suit is brought by the Company to enforce collection of any unpaid balances hereunder, Guarantor hereby agrees that the Company shall be entitled to collect the costs and expenses (including reasonable attorneys’ fees) of enforcing its rights hereunder from each party against whom suit is brought.

8. This Guaranty is intended for and shall inure to the benefit of the Company, its assigns and each person or entity who shall be the owner or holder of the instruments evidencing the debt specified in the Promissory Note. Guarantor expressly waives notice of transfer or assignment of any instruments evidencing the Promissory Note, or any part thereof, or of the rights of the Company hereunder.

IN WITNESS WHEREOF, Guarantor has hereunto set his hand and seal, this          day of                 , 200    .

Name:

2

OXFORD

January 7, 2004

Mr. Bob Jakobs

Director of Finance

Icagen, Inc.

42222 Emperor Blvd

Suite 350

Durham, NC 27703

Dear Bob:

This is to notify you that Oxford Finance Corporation has approved Icagen’s request for a credit line expansion good through December 31, 2004 under the same terms and conditions of the original proposal executed on December 20, 2001. The expansion will be changed to reflect current treasury-bill constant maturity rates as of January 5, 2004. This is to accommodate your anticipated funding of $1,000,000 worth of capital expenditures throughout 2004. If you need to increase this amount, or if you have any questions or concerns about this expansion, please do not hesitate to contact me at 703-519-6080.

Sincerely,

/s/ Chad D. Norman

Chad D. Norman Business Development Officer

133 NORTH FAIRFAX STREET	OXFORD FINANCE CORPORATION
ALEXANDRIA, VIRGINIA 22314
Tel.: 703-519-4900 Fax: 703-519-4910
WWW.OXFORDFINANCE.COM